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                                                                     Exhibit 8.5

                                                         December 7, 2000

To the Addressees Listed
On Schedule A attached hereto

          Re:  The Issuance and Sale of $259,000,000
               of Class A-1 6.47% Asset Backed Notes, $292,000,000
               of Class A-2 6.30% Asset Backed Notes, $397,000,000
               of Class A-3 6.21% Asset Backed Notes, $294,000,000
               of Class A-4 6.26% Asset Backed Notes, and $38,466,538.08 of 6.48% Asset Backed Certificates by
               Chase Manhattan Auto Owner Trust 2000-A

Ladies and Gentlemen:

                  We have acted as U.S. federal tax counsel ("Federal Tax Counsel") for Chase Manhattan Bank USA, National Association, a national banking association organized under the laws of the United States (the "Seller"), in connection with the issuance and sale of (i) $259,000,000 of Class A-1 6.47% Asset Backed Notes, (ii) $292,000,000 of Class A-2 6.30% Asset Backed Notes,
(iii) $397,000,000 of Class A-3 6.21% Asset Backed Notes, (iv) $294,000,000 of
Class A-4 6.26% Asset Backed Notes (collectively, the "Notes") and (v) $38,466,538.08 of 6.48% Asset Backed Certificates (the "Certificates" and, together with the Notes, the "Securities"), by Chase Manhattan Auto Owner Trust 2000-A, a statutory business trust organized under the Business Trust Act of the State of Delaware (the "Trust"), pursuant to: (a) with respect to the Notes, the Indenture, dated as of December 1, 2000 (the "Indenture"), between the Trust and Wells Fargo Bank Minnesota, National Association, as trustee (the "Indenture Trustee"); and (b) with respect to the Certificates, the amended and restated Trust Agreement, dated as of December 1, 2000 (the "Trust Agreement"), between the Seller and Wilmington Trust Company, as owner trustee (the "Owner Trustee"). The Securities will be offered for sale to investors pursuant to the Prospectus Supplement dated as of December 7, 2000 (the "Prospectus Supplement") to the Prospectus dated as of December 5, 2000 (the "Prospectus").

                  All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning assigned to such terms in the Prospectus Supplement.

                  In delivering this opinion, we have reviewed: (i) the Prospectus, (ii) the Prospectus Supplement, (iii) a draft of the Indenture, (iv) a draft of the Trust Agreement, (v) a draft of the Sale and Servicing Agreement dated as of December 1, 2000 (the "Sale and Servicing Agreement") between the Seller and the Trust, (vi) forms of the Securities and (vii) the representation letter to us from the Seller dated as of December 7, 2000 (the "Representation Letter"). We also have examined such other documents, papers, statutes

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and authorities as we have deemed necessary to form the basis for the opinions expressed herein.

     In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of copies of documents submitted to us. We have also assumed that the Indenture, the Trust Agreement, the Sale and Servicing Agreement and the forms of the Securities as executed and delivered by the parties thereto will each be in the forms of the drafts examined by us as set forth above.

     As to certain matters of fact relevant to the opinions hereinafter expressed, we have relied upon the representations and warranties set forth in the Indenture, the Trust Agreement and the Sale and Servicing Agreement. In addition we have relied on certain representations made to us by the Seller in the Representation Letter.

     On the basis of the foregoing and assuming, with your permission, that (i) the Trust is formed and maintained in accordance with the discussion set forth in the Prospectus and the Prospectus Supplement and is operated in compliance with the terms of the Trust Agreement, (ii) the terms of the Indenture, the Trust Agreement and the Sale and Servicing Agreement are not amended, (iii) the representations made in the Representation Letter are true and accurate in all material respects, and (iv) the aggregate amount of the Late Fees received or accrued each year by the Trust on, or with respect to, the Receivables will be equal to, or less than, five percent (5%) of the aggregate amount of the Late Fees and interest or other income accrued or received by the Trust on, or with respect to, the Receivables each such year, we hereby confirm (a) our opinions (the "Prospectus Opinions") set forth in the Prospectus Supplement under the caption "Certain Federal Income Tax Consequences" and (b) that, subject to the qualifications set forth therein, the statements set forth in the Prospectus Supplement under the caption "Certain Federal Income Tax Consequences," insofar as such statements purport to constitute summaries of the United States federal tax law regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters discussed therein in all material respects.

     We express no opinion with respect to the transactions referred to herein and in the Prospectus or the Prospectus Supplement other than as expressly set forth herein. The Prospectus Opinions are not binding on the Internal Revenue Service ("IRS") and the IRS could disagree with the Prospectus Opinions. Although we believe that the Prospectus Opinions we express herein would be sustained if challenged, there can be no assurance that this will be the case.

     Our opinions are based upon the Code, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.
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     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

     We hereby consent to the use of this opinion for filing as Exhibit 8.5 to the Registration Statement.

                                              Very truly yours,

                                              /s/ Simpson Thacher & Bartlett
                                             --------------------------------
                                                  SIMPSON THACHER & BARTLETT



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                          Schedule A to the Tax Opinion
                           Dated December 7, 2000 for
                     Chase Manhattan Auto Owner Trust 2000-A

Chase Manhattan Bank USA, National Association
802 Delaware Avenue
Wilmington, Delaware 19801

Chase Securities Inc.,
  As Representative of the Several
  Underwriters named in Schedule I
  to the Note Underwriting Agreement
270 Park Avenue
New York, New York 10017

Chase Securities Inc.
270 Park Avenue
New York, New York 10017

Fitch IBCA, Inc.
One State Street Plaza
New York, New York 10004

Moody's Investors Service
99 Church Street
New York, New York 10004

Standard & Poor's Ratings Group
26 Broadway
New York, New York 10004

Wells Fargo Bank Minnesota,
National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55480

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890